UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2009

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Amendment of a Material Definitive Agreement.

Amendment of Activated Carbon Supply Agreement with Luminant

On March 31, 2009, Red River Environmental Products, LLC (“Red River”), our indirect subsidiary, entered into Amendment No. 1 (the “Luminant Amendment”) to the Carbon Supply Agreement with Luminant Generation Company, LLC (“Luminant”), dated September 3, 2008 (the “Luminant Agreement”). The Luminant Amendment extends the term of the Luminant Agreement from December 31, 2014 to December 31, 2015 or such time as Luminant has purchased its minimum activated carbon (“AC”) commitment under the Luminant Agreement.

Prior to the Luminant Amendment, the Luminant Agreement provided that Red River would default if it failed to secure third party debt financing (“Debt Closing”) for the AC manufacturing facility under construction in Coushatta, Red River Parish, Louisiana (the “AC Facility”) by January 30, 2009. The Luminant Amendment eliminates this default event and, instead, provides that, among other default events that remain unchanged, Red River would default and Luminant could terminate the Luminant Agreement on 30 days notice if Red River’s equity owners (i.e., ADA-ES, Inc. (“ADA-ES”) and its joint venture partner Energy Capital Partners I, LP and affiliated funds” (“ECP”)) fail to fund the costs of construction of the AC Facility, as such costs become due and payable on a schedule set forth in the Luminant Amendment, as such schedule may be updated, until the earlier of the completion of the AC Facility or Debt Closing. The Luminant Amendment further provides that Red River would default and Luminant could terminate the Luminant Agreement on five days notice if Red River abandons or suspends funding of construction activities at the AC Facility for at least 45 consecutive days. Red River agreed to provide Luminant, on a monthly basis until Debt Closing, certain information regarding the financing and construction of the AC Facility and interim AC supply.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc. Registrant

Date: April 6, 2009	By:	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer

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